                                                                    EXHIBIT 2.01

                            ASSET PURCHASE AGREEMENT

                                  by and among

                                REUNION.COM, LLC,

                            HIGH SCHOOL ALUMNI, INC.

                                       and

                               SNOWBALL.COM, INC.

                             Dated: January 17, 2002

                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

                                                                          Page
                                                                          ----
ARTICLE I.   DEFINITIONS.................................................    1

    1.1      Defined Terms...............................................    1
    1.2      Other Defined Terms.........................................    8

ARTICLE II.  PURCHASE AND SALE OF THE ASSETS.............................    9

    2.1      Transfer of Assets..........................................    9
    2.2      Assumption of Liabilities...................................    9
    2.3      Nonassumption of Liabilities................................    9
    2.4      Consideration...............................................    9
    2.5      Escrow......................................................    9

ARTICLE III. CLOSING.....................................................   10

    3.1      Closing.....................................................   10
    3.2      Seller Parties' Deliveries at Closing.......................   10
    3.3      Buyer Deliveries at the Closing.............................   11

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER....................   12

    4.1      Organization of the Seller Parties..........................   12
    4.2      Authorization...............................................   12
    4.3      Absence of Certain Changes or Events........................   12
    4.4      Assets......................................................   13
    4.5      Contracts and Commitments...................................   13
    4.6      Permits.....................................................   15
    4.7      No Conflict or Violation....................................   15
    4.8      Financial Statements........................................   15
    4.9      Books and Records...........................................   16
    4.10     Litigation..................................................   16
    4.11     Liabilities and Solvency....................................   16
    4.12     Compliance with Law.........................................   16
    4.13     No Brokers..................................................   16
    4.14     No Other Agreements to Sell any of the Assets...............   16
    4.15     Intellectual Property Rights................................   17
    4.16     Approvals...................................................   19
    4.17     Customers and Suppliers.....................................   19
    4.18     Registrant Database.........................................   19
    4.19     Tax Matters.................................................   19
    4.20     Material Misstatements Or Omissions.........................   20

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER.........................  20

    5.1     Organization...................................................  20
    5.2     Authorization..................................................  20
    5.3     No Conflict or Violation.......................................  21
    5.4     No Brokers.....................................................  21

ARTICLE VI. COVENANTS OF BUYER AND SELLER..................................  21

    6.1     Confidentiality and Non-Competition............................  21
    6.2     Transition Services............................................  24
    6.3     Access to Books and Records....................................  25
    6.4     Expenses.......................................................  25
    6.5     Privacy Policy.................................................  25
    6.6     Further Assurances.............................................  25

ARTICLE VII. CONSENTS TO ASSIGNMENT........................................  26

    7.1     Consents to Assignment.........................................  26

ARTICLE VIII. ACTIONS BY THE PARTIES AFTER THE CLOSING.....................  26

    8.1     Survival of Representations, Etc...............................  26
    8.2     Notice of Damages..............................................  26
    8.3     Agreements to Indemnify........................................  27
    8.4     Conditions of Indemnification of Third Party Claims............  27
    8.5     Contents of Indemnification Notice.............................  28
    8.6     Resolution of Indemnification Notice...........................  28
    8.7     Limitations....................................................  30
    8.8     Remedies Generally.............................................  31
    8.9     Taxes..........................................................  31

ARTICLE IX. MISCELLANEOUS..................................................  31

    9.1     Assignment.....................................................  31
    9.2     Notices........................................................  32
    9.3     Choice of Law..................................................  33
    9.4     Arbitration; Process...........................................  33
    9.5     Entire Agreement, Amendments and Waivers.......................  33
    9.6     Multiple Counterparts..........................................  33
    9.7     Invalidity.....................................................  34
    9.8     Titles; Gender.................................................  34
    9.9     Cumulative Remedies............................................  34
    9.10    Representation by Counsel; Equal Construction..................  34

                                    EXHIBITS

Exhibit A List of Tangible Assets

Exhibit B Form of Assignment and Assumption of Contract Rights

Exhibit C Form of Assignment of Intellectual Property

Exhibit D Form of Bill of Sale

Exhibit E Form of Escrow Agreement

Exhibit F List of Excluded Assets

Exhibit G Form of Excluded Intellectual Property License

Exhibit H Financial Statements

Exhibit I Form of Advertising Agreement

Exhibit J Form of Domain Name Transfer Agreement

Exhibit K Form of License Agreement

Exhibit L User Notification

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of January
                                              ---------
17, 2002, is by and among REUNION.COM, LLC, a Delaware limited liability company ("Buyer"), HIGH SCHOOL ALUMNI, INC., a Delaware corporation (the "Sub") and
  -----                                                           ---
SNOWBALL.COM, INC., a Delaware corporation ("Seller", and together with the Sub,
                                             ------
the "Seller Parties"). Buyer and the Seller Parties are at times together
     --------------
referred to herein as the "Parties" or individually (and without distinction) as
                           -------
a "Party."
   -----
                                    RECITALS
                                    --------

         WHEREAS, the Seller Parties wish to sell to Buyer and Buyer wishes to purchase from the Seller Parties the Assets (as defined below) of the Seller Parties at the price and under the specified terms and conditions as set forth herein; and

         WHEREAS, effective at the Closing (as defined below), and as a condition and inducement to each Party's willingness to enter into this Agreement, the Parties are entering into certain Ancillary Agreements (as defined below).

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS
                                   -----------

    1.1  Defined Terms.  As used herein, the terms below shall have the
         -------------
following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

         "Action" shall mean any action, claim, suit, litigation, proceeding,
          ------
arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

         "Advertising Agreement" shall mean the Advertising Agreement,
          --------------------
substantially in the form attached hereto as Exhibit 1, to be entered into at
                                             ---------
the Closing by Buyer and Seller.

         "Affiliate" shall mean, when used with reference to any specified
          ---------
Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

         "Ancillary Agreements" shall mean the Assignment of Intellectual
          --------------------
Property, the Assignment and Assumption of Contract Rights, the Excluded Intellectual Property License, the License Agreement, the Advertising Agreement, the Domain Name Transfer Agreement and the Escrow Agreement.

         "Assets" shall mean all of the right, title and interest in and to the
          ------
following properties, assets and rights relating to the Business, whether tangible or intangible:

               (a) all accounts and notes receivable (whether current or noncurrent), of either Seller Party to the extent related to the Business, prorated in each case with respect to pre-closing and post-closing periods, if any;

               (b) all deposits, prepayments or prepaid expenses of either Seller Party to the extent related to the Business, if any;

               (c)  all Contract Rights;

               (d)  all Books and Records;

               (e)  all tangible assets set forth on Exhibit A attached hereto,
                                                     ---------
and all replacements and additions thereto;

               (f)  all Inventory, if any;

               (g)  all Intellectual Property set forth on Part A of Schedule
                                                                     --------
4.15(a) and all other Intellectual Property related to the Business that is
-------
exclusively used in connection with the Business;

               (h)  all Permits solely related to the Business, if any;

               (i)  the Registrant Data Base;

               (j) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists and purchasing records exclusively related to the Business, if any, and if requested, a copy of any of the foregoing items to the extent any such items do not relate exclusively to the Business, provided that copies shall only be provided for portions of such items to the extent related to the Business; and

               (k) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to either Seller Party pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

but excluding therefrom the Excluded Assets.

         "Assignment and Assumption of Contract Rights" shall mean the
          --------------------------------------------
Assignment and Assumption of Contract Rights, substantially in the form attached hereto as Exhibit B, to be entered into at the Closing by and among the Seller
          ---------
Parties and Buyer.

         "Assignment of Intellectual Property" shall mean the Assignment of
          -----------------------------------
Intellectual Property Rights, substantially in the form attached hereto as Exhibit C, to be executed at the Closing by the Seller Parties in favor of
---------
Buyer.

         "Bill of Sale" shall mean the Bill of Sale, substantially in the form
          ------------
attached hereto as Exhibit D, to be executed at the Closing by the Seller
                   ---------
Parties in favor of Buyer.

         "Books and Records" shall mean (a) all records and lists primarily
          -----------------
pertaining to Assets or the Business or the customers or suppliers of the Business, (b) all product, business and marketing plans of either Seller Party primarily relating to the Business, and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by either Seller Party primarily relating to the Business.

         "Business" shall mean the HighSchoolAlumni business (including all
          --------
business of the Seller Parties conducted through the highschoolalumni.com website) operated by the Seller Parties.

         "Buyer Confidential Information" shall mean all information or material
          ------------------------------
relating to the Assets or the Business (other than information primarily related to the assets of either Seller Party not transferred hereunder) that is not generally available to or used by others or that could have commercial value or other utility in the business in which Buyer, its Affiliates or clients are engaged, or in which they contemplate being engaged. Confidential Information also includes all information relating to the Assets or the Business the unauthorized disclosure of which could be detrimental to the interests of Buyer, its Affiliates or clients, whether or not such information is identified as Confidential Information. By way of illustration, Confidential Information shall include, but not be limited to, as the following may relate to the Assets or Business, know-how, data, data files, computer process systems, computer software, innovations, marketing plans, business plans, strategies, forecasts, technical information, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, trade secrets, scientific or statistical data, diagrams, drawings, specifications, payroll and financial information, names, buying habits or practices of any clients of either Seller Party (primarily related to the Business) or of Buyer, lead lists, names of vendors and suppliers, names of employees, production costs, product documentation, development work and other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by either Seller Party (primarily related to the Business) or by Buyer, as the case may be, or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.
          ----

         "Contract" shall mean any of the following which is (or is intended to
          --------
be) a legally binding agreement, contract, note, loan, purchase order, letter of credit, indenture, security or pledge agreement, lease, franchise agreement, covenant not to compete, employment agreement, license, instrument, obligation or commitment and to which either Seller Party is a party or is bound and which relates primarily to the Business or the Assets, whether oral or written.

         "Contract Rights" shall mean all of the rights and obligations of
          ---------------
either Seller Party under the Contracts listed on Schedule 4.5 and Schedule 4.15
                                                  ------------     -------------
assigned to and assumed by Buyer, and under any Contracts not so listed, which Buyer elects to accept and assume in its sole discretion, subject to Seller's approval.

         "Court Order" shall mean any judgment, decision, consent decree,
          -----------
injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

         "Default" shall mean (a) a breach of or default under any Contract, (b)
          -------
the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract.

         "Domain Name Transfer Agreement" shall mean the Domain Name Transfer
          ------------------------------
Agreement, substantially in the form attached hereto as Exhibit J, to be entered
                                                        ---------
into at the Closing by Buyer and Seller.

         "Encumbrance" shall mean any lien, pledge, option, charge, easement,
          -----------
security interest, deed of trust, mortgage, right of way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "Equipment Lease" shall mean that certain equipment lease dated as of
          ---------------
April 30, 1999 by and between Seller and Comdisco, Inc. covering the tangible assets set forth on Exhibit A attached hereto.

         "Escrow Agent" shall mean Allfirst Bank.
          ------------

         "Escrow Agreement" shall mean that certain Escrow Agreement,
          ----------------
substantially in the form attached to as Exhibit E, to be executed at the
                                         ---------
Closing by the Seller Parties, Buyer and the Escrow Agent.

         "Escrow Release Date" shall mean the date on which (a) all of the
          -------------------
Assets necessary to operate the highschoolalumni. com website have been transferred to the facilities specified by Buyer, (b) the highschoolalumni.com website is capable of being operated from Buyer's facilities (with the Assets and the other assets that Buyer has procured) in the same or reasonably similar manner and with the same or reasonably similar functionality as such website was operating from Seller's facilities prior to the date hereof (e.g., such website shall be able to register members, allow member of access the site, search the database and send emails), and (c) all Encumbrances (including Permitted Encumbrances resulting from the Equipment Lease but excluding other Permitted Encumbrances) shall have been removed from the tangible assets listed on Exhibit
                                                                         -------
A or Seller shall have delivered to Buyer assets having equal or superior
-
functionality to such encumbered assets free and clear of all Encumbrances (including Permitted Encumbrances), provided that if Buyer has not acquired and made available to Seller's transition team assets replacing the Excluded Assets set forth on Exhibit F or has not followed the reasonable directions of Seller
             ---------
to facilitate the completion of the transition, then the Escrow

Release Date shall be the later of February 16, 2002 or twenty (20) days following the date that Seller has removed all Encumbrances (including Permitted Encumbrances resulting from the Equipment Lease but excluding other Permitted Encumbrances) from the tangible assets listed on Exhibit A or delivered to Buyer
                                                 ---------
assets having equal or superior functionality to such encumbered assets free and clear of all Encumbrances (including Permitted Encumbrances).

         "Excluded Assets" shall mean the following assets of the Seller Parties
          ---------------
which are not transferred to Buyer by the Seller Parties hereunder necessary for the conduct of the Business: (a) all Permits, to the extent not transferable and
(b) the tangible and intangible assets of the Seller Parties related to the Business set forth on Exhibit F attached hereto.
                      ---------

         "Excluded Liabilities" shall mean any and all Liabilities of either
          --------------------
Seller Party (including without limitation, any Liabilities underlying a Permitted Encumbrance), other than Liabilities arising from Contract Rights assumed by Buyer under the Assignment and Assumption of Contract Rights to the extent such Liabilities arising from such Contract Rights arise and relate to periods after the Closing Date.

         "Excluded Intellectual Property License" shall mean that certain
          --------------------------------------
license agreement, substantially in the form attached hereto as Exhibit G, to be
                                                                ---------
executed at the Closing by and among the Seller Parties and Buyer.

         "Financial Statements" shall mean the financial statements and other
          --------------------
financial characteristics of Seller relating to Seller or the Business attached hereto as Exhibit H.
          ---------

         "Intellectual Property" shall mean any and all rights in or affecting
          ---------------------
intellectual property, existing now or in the future in the United States or anywhere in the universe, but notwithstanding any other provision herein, excluding the Registrant Database and other derivations of the customer list. Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:

         (a) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name, if any;

         (b) all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention, if any;

         (c) all copyrights, copyrightable works, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, transformation, and ownership of copyrightable works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright;

         (d) all trademarks, service marks, logos, trade names, fictitious business names, domain names, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

         (e) all business information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, proprietary information, manufacturing, engineering and operating specifications and practices, methods, processes, procedures, schematics, know-how, formulae, supplier lists and information, product surveys, shop rights, designs, drawings, patterns, plans, prototypes, trade secrets and technical data, research records, market surveys, computer programs, and all hardware, software and processes; and

         (f) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights) including, without limitation, all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds, revenues and royalties arising from or relating to any and all of the foregoing.

         "Inventory" shall mean all of the inventory held for resale by either
          ---------
Seller Party, software and computer related products of either Seller Party, any other materials or products, all raw materials, work in process, finished products, spare parts, wrapping, supply and packaging items and similar items, in each case with respect to the Business wherever the same may be located.

         "Knowledge" shall mean, with respect to any fact, circumstance, event
          ---------
or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after reasonable inquiry of any appropriate executive officer of such Party.

         "Liabilities" shall mean any direct or indirect liability,
          -----------
indebtedness, obligation, responsibility, commitment, expense, deficiency, guaranty of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

         "License Agreement" shall mean that certain license agreement,
          ---------------
substantially in the form attached hereto as Exhibit J, to be executed at the
                                             ----------
Closing by and between Seller and Buyer.

         "Material Adverse Effect" or "Material Adverse Change" shall mean with
          -----------------------      -----------------------
respect to the Business or the Assets any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of the Business and/or the Assets or on the ability of either Seller Party to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, reasonably be expected to result in a "Material Adverse Effect" or "Material Adverse Change."

         "Organizational Documents" shall mean (a) the articles or certificate
          ------------------------
of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (d) any amendment to any of the foregoing.

         "Permits" shall mean all licenses, permits, franchises, approvals,
          -------
authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary for the past, present conduct of, or relating to the operation of the Business and/or the use of the Assets.

         "Permitted Encumbrance" shall mean any liens for Taxes not yet due,
          ---------------------
inchoate mechanics', carriers', workers' or other similar liens arising in the ordinary course of business and liens resulting from the Equipment Lease.

         "Person" shall mean any individual, partnership, firm, corporation,
          ------
association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Registrant Data Base" shall mean the complete list of the registered
          --------------------
users and paid subscribers of the Business and all other information relating to such users or subscribers maintained by either Seller Party in connection with such registered user or paid subscriber's relationship to the Business.

         "Regulations" shall mean any laws, statutes, ordinances, regulations,
          -----------
executive orders, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of federal, state or local government and any other governmental department or agency.

         "Representative" shall mean any officer, director, principal, attorney,
          --------------
agent, employee or other authorized representative.

         "Seller Confidential Information" shall mean all information or
          -------------------------------
material relating to the business of the Seller Parties (other than the Assets or the Business) not generally available to or used by others or that could have commercial value or other utility in the business in which the Seller Parties, their Affiliates or clients are engaged, or in which they contemplate being engaged. Confidential Information also includes all information relating to the business of the Seller Parties (other than the Assets or the Business) the unauthorized disclosure of which could be detrimental to the interests of the Seller Parties, their Affiliates or clients, whether or not such information is identified as Confidential Information. By way of illustration, Confidential Information shall include, but not be limited to, as the following may relate to the business of the Seller Parties (other than the Assets or the Business), know-how, data, data files, computer process systems, computer software, innovations, marketing plans, business plans, strategies, forecasts, technical information, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, trade secrets, scientific or statistical data, diagrams, drawings, specifications, payroll and financial information, names, buying habits or practices of any clients of the Seller Parties, lead lists, names of vendors and suppliers, names of employees, production costs, product documentation, development work and other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by either Seller Party, as the case may be, or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information.

         "Tax" shall mean (a) any net income, alternative or add-on minimum tax,
          ---
gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States or foreign), (b) in the case of either Seller Party, liability for the payment of any amount described in clause (a) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts of the type described in (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

         "Tax Returns" shall mean United States federal, state and local and all
          -----------
foreign returns, declarations, reports, claims for refund, information returns or statements required to be filed with, or made available to, any governmental authority with respect to Taxes.

    1.2  Other Defined Terms. The following terms shall have the meanings
         -------------------
defined for such terms in the Sections set forth below:

         Term                                            Section
         ----                                            -------

         Assumed Liabilities                             2.2
         Buyer Indemnified Parties                       8.3(a)
         Buyer Restricted Persons                        6.1(b)
         Claim                                           8.2
         Closing                                         3.1
         Closing Date                                    3.1
         Contested Claim                                 8.6(b)
         Damages                                         8.3(a)
         Escrow Claim                                    2.5
         Escrow Fund                                     2.5
         Expiration Date                                 8.1
         Final Award                                     8.6(c)(iii)
         Indemnification Notice                          8.2
         Indemnified Party                               8.2
         Indemnitor                                      8.2
         Other Records                                   6.4
         Purchase Price                                  2.4
         Seller Indemnified Parties                      8.3(b)
         Seller Restricted Persons                       6.1(a)
         Restricted Persons                              6.1(b)
         Transfer Taxes                                  8.9(b)
         Uncontested Claim                               8.6(b)

                                   ARTICLE II.

                         PURCHASE AND SALE OF THE ASSETS
                         -------------------------------

     2.1  Transfer of Assets. Upon the terms and subject to the conditions
          ------------------
contained herein, at the Closing, the Seller Parties will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from the Seller Parties, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Intellectual Property and any subscriber or registrant data shall be transferred to Buyer via electronic transmission to the extent possible. If the Seller Parties are unable to transfer title to the tangible assets set forth on Exhibit A free and clear of all Encumbrances (including Permitted
   ---------
Encumbrances resulting from the Equipment Lease but excluding other Permitted Encumbrances), the Seller Parties shall either remove such Encumbrances or substitute assets having the same or superior functionality for such encumbered assets free and clear of all Encumbrances (including Permitted Encumbrances) prior to February 16, 2001 (or such earlier date as Buyer is denied access to or full use of such encumbered assets).

     2.2  Assumption of Liabilities. Upon the terms and subject to the
          -------------------------
conditions contained herein, at the Closing, Buyer agrees to assume all Liabilities accruing, arising out of, or relating to periods, events or occurrences happening after the Closing Date under the Contracts listed on
Schedule 4.5 that Buyer has elected to assume or under the Contracts that are
------------
not listed on Schedule 4.5 but which Buyer elects to accept and assume, but not
              ------------
including any Liability for any Default under any such Contract occurring on or prior to the Closing Date (the "Assumed Liabilities").
                                -------------------

     2.3  Nonassumption of Liabilities. Notwithstanding any other provisions of
          ----------------------------
this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.2 above, Buyer shall not assume or otherwise be responsible for any of
-----------
the Excluded Liabilities.

     2.4  Consideration. On the Closing Date (as defined below), upon the terms
          -------------
and subject to the conditions set forth herein and subject further to the provisions of Section 2.5 hereof, in consideration for the transfer of the
              -----------
Assets pursuant to Section 2.1 of this Agreement, Buyer shall assume the Assumed
                   -----------
Liabilities and pay an aggregate purchase price of One Million Dollars ($1,000,000.00) (the "Purchase Price") in cash of which Seven Hundred Thousand
                      --------------
Dollars ($700,000.00) shall be payable at the Closing by certified or bank cashier's check or by wire transfer of immediately available funds to an account designated by Seller and Three Hundred Thousand Dollars ($300,000.00) shall be paid to an escrow account (the "Escrow Fund") as set forth below in Section 2.5.
                                -----------                         -----------

     2.5  Escrow. On the Escrow Release Date, the Parties shall jointly instruct
          ------
the Escrow Agent to release the Escrow Fund to Seller; provided that Buyer shall not be required to so instruct the Escrow Agent if Buyer delivers an Indemnification Notice alleging (a) a breach of Seller's representation and warranty in Section 4.4(b) that would entitle Buyer to recover Damages (taking
            --------------
into account the limitations set forth in the first sentence of Section 8.7(a)),
                                                                --------------
(b) a breach of Seller's obligation under the last sentence of Section 2.1
                                                               -----------
and/or (c) that it is entitled to indemnification pursuant to Section 8.3(a)(iv)
                                                              ------------------
(each, an "Escrow Claim"). If the amount of funds in the Escrow Fund exceed the
           ------------
amount of Damages alleged in the Escrow Claim, the

Parties shall jointly instruct the Escrow Agent to release any undisputed portion of the Escrow Fund (i.e., the amount by which the amount in the Escrow Fund exceeds the amount of alleged Damages) to Seller on the Escrow Release Date, and the portion of the Escrow Fund representing the amount of alleged Damages alleged in the Escrow Claim shall remain in the Escrow Fund until release is authorized by the joint instructions of the Parties or in accordance with a judgment of a court of competent jurisdiction or in accordance with a decision of an arbitrator made pursuant to Section 9.4 (with such remaining
                                           -----------
portion of the Escrow Fund allocated between the Parties to reflect the agreement of the Parties with respect to the Escrow Claim or the decision of an arbitrator with respect to the amount of Damages, if any, to which Buyer is entitled as a result of the Escrow Claim). The Escrow Fund shall be governed by the terms set forth herein and in the Escrow Agreement.

                                  ARTICLE III.

                                     CLOSING
                                     -------

     3.1  Closing. The consummation of the purchase and sale transactions
          -------
contemplated by this Agreement (the "Closing") shall take place at the offices
                                     -------
of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 effective as of 12:01 a.m. on the date hereof (the "Closing Date").
                                                          ------------

     3.2  Seller Parties' Deliveries at Closing. Subject to the terms and
          -------------------------------------
conditions of this Agreement, in reliance upon the representations, warranties and agreements of Buyer contained herein and in consideration of the sale of the Assets by the Seller Parties, the Seller Parties agree to deliver (or cause to be delivered) to Buyer at the Closing on the Closing Date the following agreements and documents, all satisfactory in form and substance to Buyer and its legal counsel:

                    (a) certificates of the Secretary of State of the State of Delaware certifying the good standing of each Seller Party, each dated of the most recent date;

                    (b) certificates executed by the Secretary of each Seller Party certifying as of the Closing Date as to (i) a true and complete copy of the Organizational Documents of the applicable Seller Party, certified as of a recent date by the Secretary of State of the State of Delaware, (ii) a true and complete copy of the resolutions of the Board of Directors of the applicable Seller Party authorizing the execution, delivery and performance of this Agreement by the applicable Seller Party and the consummation of the transactions contemplated hereby and (iii) incumbency matters;

                    (c) all Permits and any other third party consents required, if any, for the valid transfer of the Assets as contemplated by this Agreement and operation of the Business following the Closing Date by Buyer;

                    (d)  subject to Section 7.1, the Assignment and Assumption
                                    -----------
of Contract Rights with respect to the Contract Rights;

                    (e) the Assignment of Intellectual Property, in recordable form to the extent necessary to assign such rights;

                    (f)  the Bill of Sale;

                    (g)  the Advertising Agreement;

                    (h)  the Domain Name Transfer Agreement;

                    (i)  the Excluded Intellectual Property License Agreement;

                    (j)  the License Agreement; and

                    (k) any clearance certificates, receipts or similar documents that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

     3.3  Buyer Deliveries at the Closing. Subject to the terms and conditions
          -------------------------------
of this Agreement, in reliance on the representations, warranties and agreements of Seller contained herein and the covenants regarding confidentiality and non-solicitation contained or referred to in Sections 6.1 hereof, in
                                             ------------
consideration of the sale, assignment and transfer of the Assets, Buyer agrees to deliver to Seller at the Closing the following, all satisfactory in form and substance to Seller and its legal counsel:

                    (a) Certificate of the Secretary of State of the State of Delaware certifying the good standing of Buyer, dated not more than three (3) days prior to the Closing Date;

                    (b) Certificate executed by a Manager of Buyer certifying as of the Closing Date as to (i) a true and complete copy of the Organizational Documents of Buyer, certified as of a recent date by the Secretary of State of the State of Delaware, (ii) a true and complete copy of the resolutions of the Board of Managers of Buyer, authorizing the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby;

                    (c)  the Advertising Agreement;

                    (d)  the Domain Name Transfer Agreement;

                    (e)  the Excluded Intellectual Property License Agreement;

                    (f)  the License Agreement; and

                    (g)  subject to Section 7.1, the Assignment and Assumption
                                    -----------
of Contract Rights with respect to the Contract Rights.

                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

          Seller hereby represents and warrants to Buyer, except as otherwise set forth on the Disclosure Letter, that the following representations and warranties are true and correct:

     4.1  Organization of the Seller Parties. Each Seller Party is a corporation
          ----------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct the Business and to own and lease its properties and the Assets. Each Seller Party is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be in good standing will not have a Material Adverse Effect. Copies of the Organizational Documents of each Seller Party, and all amendments thereto, have been made available to Buyer and are accurate and complete as of the date hereof.

     4.2  Authorization. Each Seller Party has all requisite corporate power and
          -------------
authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement- and the Ancillary Agreements by each Seller Party and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been duly approved by the board of directors of the applicable Seller Party and the stockholder of the Sub. No other proceedings or other actions on the part of either Seller Party are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreements to which either Seller Party is a party have been duly executed and delivered by the applicable Seller Party and are legal, valid and binding obligations of each such Seller Party enforceable against it in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

     4.3  Absence of Certain Changes or Events.  Since June 30, 2001, there has
          ------------------------------------
not been any:

                    (a)  material adverse change in the Assets;

                    (b) material downward revaluation by either Seller Party of any of the Assets other than as a result of depreciation or amortization;

                    (c) waiver or release of any right or claim of either Seller Party relating to the Business which had or will have a material adverse effect on any of the Assets;

                    (d) amendment, cancellation or termination of any Contract, commitment, agreement, transaction or Permit relating to any of the Assets which is not in the ordinary course of business;

                   (e) mortgage, pledge or other encumbrance of any of the Assets other than in the ordinary course of business;

                   (f) sale, assignment or transfer of any of the material
Assets;

                   (g) failure to pay or satisfy when due any material Liability of either Seller Party pertaining to the Assets;

                   (h) existence of any other event or condition which in any one case or in the aggregate would reasonably be expected to have a material adverse effect on the Assets; or

                   (i) agreement by either Seller Party to do any of the things described in the preceding clauses (a) through (h) other than as expressly provided for herein.

     4.4  Assets.
          ------

                   (a) Each Seller Party is transferring to Buyer, pursuant to the transactions contemplated herein, all of its right, title and interest in the Assets, free and clear of any lien, pledge, option, security interest, license, deed of trust, or mortgage, whether voluntarily or incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale, lease or license of any nature other than Permitted Encumbrances; provided that if the Seller Parties are unable to transfer title to the tangible assets set forth on Exhibit A free
                                                                 ---------
and clear of Encumbrances (including Permitted Encumbrances resulting from the Equipment Lease but excluding other Permitted Encumbrances), the Seller Parties shall either remove such Encumbrances or substitute assets having the same or superior functionality for such encumbered assets free and clear of all Encumbrances (including Permitted Encumbrances) prior to February 16, 2001 (or such earlier date as Buyer is denied access to or full use of such encumbered assets). The Assets and the Excluded Assets include all Intellectual Property relating primarily to the Business in which either Seller Party has any right, title or interest.

                   (b) Except for the Excluded Assets listed on Exhibit F
                                                                ---------
attached hereto and the Intellectual Property licensed to Buyer under the Excluded Intellectual Property License, the Assets include, without limitation, all assets necessary for the conduct of the Business as conducted by the Seller Parties prior to the date hereof.

                   (c) All tangible assets and properties which are part of the Assets are in good working condition and repair and are usable in the ordinary course of business.

     4.5  Contracts and Commitments.
          -------------------------

                   (a) Contracts. Schedule 4.5 sets forth a complete and
                       ---------  ------------
accurate list of all material Contracts that primarily pertain to the Assets, including, without limitation, those in the following categories:

                       (i) Contracts not made in the ordinary course of business;

                       (ii) Any Contract between either Seller Party and a ten percent (10%) stockholder of Seller or an Affiliate thereof,

                       (iii) Vendor, distribution, equipment lease, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts primarily related to the Assets or the Business;

                       (iv) Any licensing, website hosting, website linking, content or data sharing, data feed, information exchange, advertising, distribution, fee sharing, lead or customer referral, commerce, co-branding, escrow services, order or transaction processing or similar Contract primarily related to the Assets or the Business;

                       (v) Options with respect to any of the Assets, whether either Seller Party shall be the grantor or grantee thereunder;

                       (vi) Contracts involving future expenditures or Liabilities, actual or potential, in excess of Ten Thousand Dollars ($10,000.00);

                       (vii) Contracts or commitments relating to commission arrangements with others primarily related to the Assets or the Business;

                       (viii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether either Seller Party shall be the borrower, lender or guarantor thereunder or whereby any of the Assets are pledged;

                       (ix) Contracts containing covenants limiting the freedom of either Seller Party or any of its Affiliates, or that will limit the freedom of Buyer, to engage in the Business or in any business related thereto; and

                       (x) Any Contract with the United States, state or local government or any agency or department thereof.

Seller has delivered to Buyer and its legal counsel true, correct and complete copies of all of the Contracts listed on Schedule 4.5, including all amendments
                                         ------------
and supplements thereto.

                   (b) Absence of Defaults. Each of the Contracts set forth on
                       -------------------
Schedule 4.5 is valid, binding and enforceable against the applicable Seller
------------
Party in accordance with their terms. Each Seller Party has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each of such Contracts. Each Seller Party has, and to the Knowledge of Seller, all parties to such Contracts have complied in all material respects with the provisions thereof, neither Seller Party is, and to the Knowledge of Seller, no party is in Default thereunder and no notice of any claim of Default has been given to either Seller Party.

                   (c) Breach of Warranties. Neither Seller Party has not
                       --------------------
committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to Liability for breach of warranty (whether covered by insurance or not) on the part of either Seller Party, with respect to services rendered by either Seller Party in connection with the Business prior to or on the Closing Date.

     4.6   Permits.
           -------

           (a) Schedule 4.6 sets forth a complete list of all Permits pertaining
               ------------
to the Assets or Business used or held by either Seller Party. Each Seller Party has, and at all times has had, all Permits required under any Regulation that regulates the use and/or ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances other than Permitted Encumbrances. Neither Seller Party is in Default, nor has either Seller Party received any notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former stockholder, director, officer or employee of either Seller Party or any Affiliate thereof, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any of the Permits set forth in Schedule 4.6.
                                             ------------

           (b) No notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person is required to be made or obtained by either Seller Party in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

     4.7   No Conflict or Violation. None of the execution, delivery or
           ------------------------
performance of this Agreement or any of the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by either Seller Party with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of either Seller Party or any resolution or other action adopted or taken by the board of directors or stockholders of either Seller Party, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract or Permit, (i) to which either Seller Party is a party or (ii) by which the Assets are bound, (c) violate any Court Order or any Regulation, (d) impose any Encumbrance on any of the Assets, or (e) violate or conflict with any privacy policy or privacy right of any Person so long as Buyer is in compliance with
Section 6.5 of this Agreement, except for any violation in the case of (b), (c)
-----------
and (e) that would not result in a Material Adverse Effect.

     4.8   Financial Statements. Seller has delivered the Financial Statements
           --------------------
to Buyer. Such Financial Statements, as of the date or dates specified therein, are true and correct in all material respects. The Financial Statements were prepared in a consistent basis in accord with Seller's business and accounting practices consistently applied and fairly and accurately represent the cash flow and the number of the subscribers and users of the Business for the periods covered thereby. Since May 2001, there have not been more than 250 cancellations of subscription agreements by subscribers of the Business. There are no material claims, obligations or Liabilities of either Seller Party related to the Assets or Business required to be reflected in the Financial Statement other than those set forth in the Financial Statements. There are no events or circumstances that have occurred or come into existence since the date or dates specified in the Financial Statements that may reasonably be expected, individually or in the aggregate, to have or constitute a Material Adverse Effect on the Assets or the Business or on either Seller Party's ability to sell the Assets to Buyer and consummate the transactions contemplated hereunder.

     4.9  Books and Records. Seller has given Buyer access to any and all Books
          -----------------
and Records and accounts that refer or relate to the Assets or the Business. Neither Seller Party has engaged in any transaction involving the Assets or the Business except for those transactions which have been and are reflected in the Books and Records of the applicable Seller Party.

     4.10 Litigation. There are no Actions pending, or to the Knowledge of
          ----------
Seller, threatened (a) against, related to or affecting the Business or any of the Assets, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, or (c) against either Seller Party or any Affiliate thereof that involve the risk of criminal liability. Neither Seller Party is in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against either Seller Party, the Business or any of the Assets. There is not a reasonable likelihood of an adverse determination of any pending Actions.

     4.11 Liabilities and Solvency. Except for the Equipment Lease and trade
          ------------------------
debt incurred in the ordinary course of business (none of which is in Default), neither Seller Party is obligated under any loans, promissory notes, indentures, evidences of indebtedness, letters of credit, guarantees or other agreements or instruments relating to an obligation to pay money to any Person or other Liabilities which, individually or in the aggregate, are material with respect to Business or the Assets. Neither Seller Party is currently insolvent or has been insolvent within the last year.

     4.12 Compliance with Law. Each Seller Party and the conduct of the Business
          -------------------
have not violated and are in compliance with all Regulations and Court Orders relating to the Assets and the Business, the violation of which would reasonably be expected to result in a material Liability to the Assets or the Business. Neither Seller Party has received any notice to the effect that, or otherwise been advised that, either Seller Party is not in compliance with any such Regulations or Court Orders, and Seller has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

     4.13 No Brokers. Neither Seller Party nor any of the officers, directors,
          ----------
employees, stockholders or Affiliates of either Seller Party have employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Buyer or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     4.14 No Other Agreements to Sell any of the Assets. Neither Seller Party
          ---------------------------------------------
nor any of the officers, directors, stockholders or Affiliates of either Seller Party have any commitment or legal obligation, absolute or contingent, to any other Person or firm other than Buyer to sell or effect a sale of the Assets or the Business (or any portion thereof) or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing.

     4.15  Intellectual Property Rights.
           ----------------------------

                       (a)  Schedule 4.15(a) sets forth a true and complete list
                            ----------------
of all of the Intellectual Property used by either Seller Party in connection with the Business that is material to the Business other than the Excluded Assets. Except for the Intellectual Property listed on Parts A and B of Schedule
                                                                        --------
4.15(a) and the Excluded Assets, there is no Intellectual Property primarily
-------
used in the Business that is material to the Business. The Intellectual Property listed on the Schedule 4.15(a) and the Excluded Assets is the only Intellectual
              ----------------
Property used by either Seller Party in connection with the Business that is material to the Business. True and correct copies of all patents and patent applications, trademark and service mark applications and registrations, copyright applications and registrations and domain name registrations owned by, controlled, created or used by or on behalf of either Seller Party or in which either Seller Party has any interest whatsoever have been provided to Buyer.

                       (b) With respect to each item of Intellectual Property required to be identified on Schedule 4.15(a):
                             ----------------

                            (i)   all licenses, sublicenses or agreements set
forth on Schedule 4.15(a) are legal, valid, binding, enforceable and in full
         ----------------
force and effect;

                            (ii)  upon consummation of the transactions
contemplated by this Agreement, all licenses, sublicenses or agreements will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect as of the date of this Agreement;

                            (iii) neither Seller Party nor any other party to
any license, sublicense or agreement is in breach or default under any such license, sublicense or agreement or has performed any act or omitted to perform any act, with notice or lapse of time or both, which will become a material breach or default thereunder;

                            (iv)  no party to any license, sublicense or
agreement has given notice of termination or repudiated any provision thereof,
(v) with respect to each sublicense, the representations and warranties set forth above in subsections 4.15(b)(i)-(iv) are true and correct with respect to
               ---------------------------
the underlying license;

                            (vi)  the underlying item of Intellectual Property
is not subject to any outstanding injunction, judgment, order, decree or ruling;

                            (vii) neither Seller Party has granted any
sublicense or similar right with respect to any license, sublicense or agreement;

                            (viii) except as set forth on Schedule 4.15(b),
                                                          ----------------
neither Seller Party is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property; and

                            (ix)   no Action, suit, proceeding, hearing,
investigation or complaint is pending or is threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying item of Intellectual Property.

                       (c)  Ownership and Protection of Intellectual Property.
                            -------------------------------------------------
Except as set forth on Schedule 4.15(c), the Seller Parties own exclusively or,
                       ----------------
in the case of licensed Intellectual Property, have the right to use each of the Intellectual Property used in connection with the Business that is material to the Business, and the Intellectual Property will not cease to be valid rights of either Seller Party by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. All of the pending applications have been duly filed. Neither Seller Party has received any notice of invalidity or infringement of any rights of others with respect to such Intellectual Property used in connection with the Business. Each Seller Party has taken all reasonable and prudent steps to protect the Intellectual Property used in connection with the Business that is material to the Business from infringement by any other Person. No other Person (i) has the right to use any trademarks or service marks of either Seller Party used in connection with the Business on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such Person, to cause confusion with such trademarks or service marks or to cause a mistake or to deceive, (ii) has notified either Seller Party that it is claiming any ownership of or right to use any of the Intellectual Property used in connection with the Business, or (iii) is infringing upon any such Intellectual Property used in connection with the Business that is material to the Business in any way. The Intellectual Property used in connection with the Business that is material to the Business does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Intellectual Property used in connection with the Business that is material to the Business, and no Action has been instituted against or notices received by either Seller Party that are presently outstanding alleging that either Seller Party's use of the Intellectual Property used in connection with the Business infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property. There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on either Seller Party's or Buyer's, as the case may be, right to offer services provided by either Seller Party or Buyer, as the case may be, in connection with the operation of the Business.

                       (d)  No Required Consents. There are no agreements
                            --------------------
relating to the Intellectual Property that require a consent or waiver for assignment of such agreements to Buyer.

                       (e)  Liabilities. Neither Seller Party has a reasonable
                            -----------
basis to believe that it has any present or future liability under any agreement to provide indemnification for infringement of any third party rights or otherwise, or provide updates, enhancements, modifications, bug fixes, support or maintenance for any products or technology.

                 (f)   Trade Secrets. Each Seller Party has taken reasonable
                       -------------
security measures to protect the secrecy, confidentiality and value of all of its trade secrets and confidential information, including without limitation entering into written agreements with its employees and other persons who may have participated in the development, discovery or invention of any trade secret, or have knowledge of or access to any trade secret or confidential information, which such agreements provide for the non-disclosure of trade secrets and confidential information and the transfer of all rights in and to the same to such Seller Party.

   4.16  Approvals.
         ---------

                 (a) The execution, delivery and performance by each Seller Party of this Agreement and each Ancillary Agreements to which either Seller Party is a party do not require the authorization, consent or approval of any non-governmental third party.

                 (b) The execution, delivery and performance by each Seller Party of this Agreement and each Ancillary Agreements to which either Seller Party is a party do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or governmental body.

   4.17  Customers and Suppliers. Schedule 4.17 sets forth a complete and
         -----------------------  -------------
accurate list of the names and addresses of (a) the twenty largest customers primarily related to the Business (including distribution partners, advertisers and other strategic partners) of the Seller Parties based on dollar revenues to the Seller Parties as they relate to the Business, during Seller's last fiscal year, showing the approximate total revenues in dollars to the Seller Parties from each such customer during such fiscal year; and (b) the ten largest suppliers primarily related to the Business based on dollar purchases during Seller's last fiscal year, showing the approximate total purchases in dollars by the Seller Parties from each such supplier during such fiscal year. Since date or dates specified in the Financial Statements, outside the ordinary course of business, there has been no adverse change in the business relationship of either Seller Party with any customer or supplier named on Schedule 4.17.
                                                           -------------
Outside the ordinary course of business, neither Seller Party has received any communication from any customer or supplier named on Schedule 4.17 of any
                                                     -------------
intention to terminate or materially reduce purchases from or supplies to either Seller Party.

   4.18  Registrant Database. The Seller Parties own the Registrant Database (it
         -------------------
being understood that Seller Parties' ownership is of the Registrant Database as a whole and not of the specific items of information relating to users or subscribers which belong to the applicable users or subscribers) and have the right to transfer to Buyer the Registrant Data Base as contemplated by this Agreement. Use of the Registrant Database in connection with the Business does not infringe, misappropriate or otherwise violate the rights of others, and neither Seller Party has received any notice of any such infringement, misappropriation or violation or that any other Person owns or has the right to use the Registrant Data Base. Each Seller Party has taken reasonable security measures to protect the secrecy, confidentiality and value of the Registrant Data Base. This Section 4.18 shall not be deemed to limit any other
                ------------
representations or warranties in this Agreement to the extent they relate to the Registrant Data Base.

   4.19  Tax Matters.
         -----------

                 (a) No material deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other governmental authority against either Seller Party in connection with the Business and there are no pending or, to the Knowledge of Seller, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. No extension of a statute of limitations relating to Taxes is in effect with respect to either Seller Party.

                 (b) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

                 (c) None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

                 (d) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                 (e) None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (f) Neither Seller Party is a person other than a United States person within the meaning of the Code. Neither Seller Party has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                 (g) The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

   4.20  Material Misstatements Or Omissions. No representations or warranties
         -----------------------------------
by Seller in this Agreement and the Ancillary Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct:

   5.1   Organization.  Buyer is a limited liability company duly organized,
         ------------
validly existing and in good standing under the laws of the State of Delaware.

   5.2   Authorization. Buyer has all requisite corporate power and authority,
         -------------
and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party. The execution and delivery by Buyer of this Agreement and the

Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of managers of Buyer. No proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery the Ancillary Agreements to which Buyer is a party will be, legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

   5.3   No Conflict or Violation.  None of the execution, delivery or
         ------------------------
performance of this Agreement or any of the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Buyer or any resolution or other action adopted or taken by the board of managers or members of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer's assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party or (c) violate any Regulation or Court Order.

   5.4   No Brokers. Neither Buyer nor any of Buyer's managers, directors,
         ----------
employees, members or Affiliates have employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Buyer or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                                   ARTICLE VI.

                          COVENANTS OF BUYER AND SELLER
                          -----------------------------

         Seller and Buyer each covenant with the other as follows:

   6.1   Confidentiality and Non-Competition.
         -----------------------------------

                 (a) Each Seller Party acknowledges that it has knowledge of certain Buyer Confidential Information and that such Buyer Confidential Information is confidential and proprietary to Seller and constitutes valuable trade secrets of Seller, which affect, among other things, the successful conduct, furtherance and protection of the Business and related goodwill. Each Seller Party acknowledges that the unauthorized use or disclosure of such Buyer Confidential Information is likely to be highly prejudicial to the interests of Buyer or its customers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets. Each Seller Party agrees that a substantial portion of the Purchase Price is being paid for such

Buyer Confidential Information and that it represents a substantial investment having great economic and commercial value to Buyer, and constitutes a substantial part of the value to Buyer of the Business. Each Seller Party further acknowledges that Buyer would be irreparably damaged if any of the Buyer Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates. Accordingly, each Seller Party covenants and agrees that it shall not, directly or indirectly, and shall use its commercially reasonable efforts to ensure that any agents, Representatives, Affiliates and any other Persons acting on either Seller Party's behalf (the Seller Parties and such agents, Representatives, Affiliates and other Persons with respect to either of Seller Parties being collectively referred to as the "Seller Restricted Persons") do not, without the prior
                    -------------------------
written consent of Buyer, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Seller Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable.

                 (b) Buyer acknowledges that it has knowledge of certain Seller Confidential Information and that such Seller Confidential Information is confidential and proprietary to Seller and constitutes valuable trade secrets of Seller, which affect, among other things, the successful conduct, furtherance and protection of the Seller's business and related goodwill. Buyer acknowledges that the unauthorized use or disclosure of such Seller Confidential Information is likely to be highly prejudicial to the interests of Seller or its customers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets. Buyer further acknowledges that Seller would be irreparably damaged if any of the Seller Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Seller or any of its Affiliates. Accordingly, Buyer covenants and agrees that it shall not, directly or indirectly, and shall use its commercially reasonable efforts to ensure that any agents, Representatives, Affiliates and any other persons acting on Buyer's behalf (Buyer and such agents, Representatives, Affiliates and other persons with respect to Buyer being collectively referred to as the "Buyer Restricted
                                                             ----------------
Persons") do not, without the prior written consent of Seller, disclose, use,
-------
exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Buyer Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable. References in this Section 6.1 to "Confidential Information" which relates to
                   -----------     ------------------------
information that: (i) any Buyer Restricted Person is obligated to keep confidential shall be deemed references to "Seller Confidential Information" and
(ii) any Seller Restricted Person is obligated to keep confidential shall be deemed references to "Buyer Confidential Information." References in this
Section 6.1 to a "Restricted Person" when used with respect to Buyer shall be
----------        -----------------
deemed a reference to a "Buyer Restricted Person" and when used with respect to Seller shall be deemed a reference to a "Seller Restricted Person."

                 (c)   Notwithstanding anything to the contrary in Section 6.1
                                                                   -----------
(a) or Section 6.1 (b) above, the Parties may use or exploit a particular item
---    ---------------
of Confidential Information if and to the extent (but only if and to the extent) that such item is:

                       (i) or becomes generally known on a non-confidential basis to persons in the industry, through no wrongful act of any Restricted Person, in which a Party is engaged and is part of the public domain;

                 (ii) or was within a Restricted Person's possession prior to its being furnished to such Restricted Person by or on behalf of the Seller Parties or Buyer, provided that the source of such information was not known by such Restricted Person to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Seller Parties or Buyer or any other Person with respect to such information;

                 (iii) or becomes available to a Restricted Person on a nonconfidential basis from a source other than the Seller Parties or Buyer or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Seller Parties or Buyer or any other Person with respect to such information; or

                 (iv) disclosed in the context of negotiations of a potential reorganization, merger, consolidation of either Party, provided that such potential acquirer or merger partner shall sign confidentiality agreement relative to the Confidential Information.

          (d) Each Seller Party hereby acknowledges that Buyer will invest substantial time, money and resources in acquiring the Business, as well as in the development and retention of Seller's inventions, Confidential Information, customers, accounts and business partners of the Business. Therefore, each Seller Party hereby agrees that, if allowed to participate in a competitive business in violation of this Section 6.1(d), Seller would substantially impair
                              --------------
the value of the Business being acquired by Buyer. Each Seller Party agrees that for a three (3) year period following the Closing Date, neither Seller Party shall in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, shareholder, beneficial owner or in any other capacity, and each Seller Party shall use its commercially reasonable efforts to ensure that the Seller Restricted Persons do not, directly or indirectly, for the benefit of any of such Seller Restricted Persons or their respective
Affiliates:

                 (i) engage in the business of providing online college, high school or other alumni directories or services or any other business activities substantially similar to those conducted by either Seller Party through the highschoolalumni.com website on or prior to the date hereof in any state of the United States or elsewhere;

                 (ii) solicit for employment any person who is currently employed or becomes employed by Buyer or an Affiliate of Buyer in connection with the Business (it being understood that this clause (ii) shall not prohibit Seller from employing an employee of Buyer or an Affiliate of Buyer that initiates contact with Seller and seeks employment from Seller); or

                 (iii) solicit or entice suppliers or customers of Buyer or an Affiliate of Buyer to cease doing business with or reduce its relationship with Buyer or an Affiliate of Buyer; provided that this clause (iii) will not apply to the solicitation of advertisers by Seller or any of its Affiliates.

Notwithstanding anything to the contrary, in the event that all or substantially all of Seller's business is acquired by a third party (including as a result of a merger where Seller's stockholders immediately prior to such merger retain less than fifty percent (50%) of the voting stock of the surviving entity immediately following such merger), the restrictions set forth in this Section 6.1(d) shall not apply to
                                            -------------
such third party or to any Affiliate of such third party. If a court determines that the restrictions set forth in Section 6.1(d) above are too broad or
                                   -------------
otherwise unreasonable under applicable law, including with respect to time or geographical scope, the court is hereby requested and authorized by the parties without further action by the parties hereto to revise the restrictions in
Section 6.1(d) to include the maximum restrictions allowed under the applicable
-------------
law.

                 (e) Buyer agrees that for a three (3) year period following the Closing Date, Buyer shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, member, beneficial owner or in any other capacity, and shall use its commercially reasonable efforts to ensure that the Buyer Restricted Persons do not, directly or indirectly, for the benefit of any of such Buyer Restricted Persons or their respective Affiliates solicit for employment any person who is currently employed or becomes employed by either Seller Party or an Affiliate of either Seller Party in connection with the Business (it being understood that this
Section 6.1(e) shall not prohibit Buyer from employing an employee of either
-------------
Seller Party or an Affiliate of either Seller Party that initiates contact with Buyer and seeks employment from Buyer).

                 (f) Both Parties hereby expressly acknowledge that the covenants contained in this Section 6.1 are integral to the purchase of the
                            -----------
Assets by Buyer and the sale if the Assets by the Seller and that without the protection of such covenants, neither Party would not have entered into this Agreement. Each Party hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate the other Party in connection with an actual or threatened breach by a Restricted Person of the provisions of this Section 6.1. In addition, both Parties shall be entitled to
                   -----------
pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.1. Both Parties hereby expressly waive any right to assert
        -----------
inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 6.1 should such enforcement ever become necessary.
                  -----------

   6.2    Transition Services. Seller hereby expressly acknowledges and agrees
          -------------------
that, at Buyer's sole option, Seller shall provide services related to the continued operation of the Business so as to enable the Business to continue to be operated as it is presently conducted from the Closing Date until the Escrow Release Date (or such earlier date as may be specified by Buyer, in its sole discretion). All revenues of the Business during such period shall be for the account for Buyer. Buyer shall pay Seller a fixed rate in the amount of Four Hundred Dollars ($400.00) for each day that Seller operates the Business on Buyer's behalf during such period. Seller shall promptly pay to Buyer all revenues of the Business net of the fee owed to Seller pursuant to the preceding sentence during such transition period. Prior to the Escrow Release Date, Seller shall cooperate with Buyer and make available to Buyer its personnel, technical support, technical specifications and other data useful for core functionality or necessary, in each case for the purposes of transitioning the operations of the Business to Buyer. For a period of up to forty-five (45) days following the Escrow Release Date, Seller hereby expressly acknowledges and agrees that Seller shall cause its employees or consultants responsible for or knowledgeable about the technical operations of the Business to provide Buyer forty (40) additional hours (but limited to a maximum of ten (10) hours per week) of technical consultation and support, which services shall be provided at the times reasonably requested by Buyer in a prompt manner during Seller's regular business hours and as available at other non-business hours. Of those forty (40) additional hours, ten (10) hours of support shall be provided at no charge to Buyer, and the remaining thirty (30) hours of support shall be provided to Buyer at a fixed rate of Two Hundred Dollars ($200.00) per hour. The Parties shall cooperate and use their commercially reasonable efforts to cause the Escrow Release Date to occur prior to February 16, 2002.

    6.3   Access to Books and Records. To the extent that the Books and Records
          ---------------------------
exclude any of Seller's books and records related to the Business that are not transferred to Buyer because such books and records are not "primarily" related to the Business (the "Other Records"), each Seller Party acknowledges and agrees
                      -------------
that it shall, upon reasonable notice, and for a three (3) year period after the Closing Date, provide Buyer and its Representatives reasonable access at reasonable times to the Other Records for the purpose of inspecting the same as may be reasonably requested. Buyer acknowledges and agrees that it shall, upon reasonable notice, and for a three (3) year period after the Closing Date, provide Seller and its Representatives reasonable access at reasonable times to the Other Records for the purpose of inspecting the same as may be reasonably requested.

    6.4   Expenses. All costs and expenses incurred in connection with this
          --------
Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense. If any Party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

    6.5   Privacy Policy. With respect to each paid subscriber of the Business,
          --------------
Buyer agrees and acknowledges that it shall not change Seller's Privacy Policy with respect to each user agreement assumed by Buyer during the term of each such paid subscription period. With respect to any registered users who are not paid subscribers to the Business, Buyer agrees and acknowledges that it shall not change Seller's Privacy Policy with respect to each user agreement assumed by Buyer without first providing such registrants notice of the change as contemplated by Seller's Privacy Policy. Upon the Closing, the Parties agree and acknowledge that an email in form attached hereto as Exhibit L shall be sent to
                                                     ---------
each paid subscriber and registered user of the Business.

    6.6   Further Assurances. Upon the terms and subject to the conditions
          ------------------
contained herein, the Parties agree (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements,
(b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the Parties agree to use their respective commercially reasonable efforts (a) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts, provided that that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, and (b) to give all notices to, and make all registrations and filings with third parties, including; without limitation, submissions of information requested by governmental authorities.

                                  ARTICLE VII.

                             CONSENTS TO ASSIGNMENT

    7.1   Consents to Assignment. Anything in this Agreement to the contrary
          ----------------------
notwithstanding, this Agreement shall not constitute an agreement to assign any of the Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder or thereto. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will use its commercially reasonable efforts to provide to Buyer the benefits of such Assets, including, without limitation, enforcement for the benefit of Buyer of any and all rights of either Seller Party against a third party thereto arising out of the Default or cancellation by such third party or otherwise.

                                  ARTICLE VIII.

                    ACTIONS BY THE PARTIES AFTER THE CLOSING
                    ----------------------------------------

    8.1   Survival of Representations, Etc. All of the representations and
          --------------------------------
warranties made by each Party in this Agreement shall survive the Closing for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) one (1) year following the Closing Date; provided, however, that the representations and warranties set forth in Section 4.1 and Section 4.2 shall survive indefinitely.
                        -----------     -----------
Each Party hereto shall be entitled to rely upon the representations and warranties of the other Party(ies) set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a Party in respect of any Claim (as defined below) made by such Party in a writing received by the other Party prior to the expiration of the applicable survival period provided herein. The applicable date of expiration of a representation or warranty is referred to as the "Expiration Date."
                                                    ----------------

    8.2   Notice of Damages. A party or parties, seeking indemnity hereunder
          -----------------
will give the party(ies) from whom indemnity is sought hereunder notice (hereinafter, the "Indemnification Notice") of any demands, claims, actions or
                   ----------------------
causes of action (collectively, the "Claims") asserted against the Indemnified
                                     ------
Party (as defined below) by no later than the applicable Expiration Date and, and if raised by such date, such Claim shall survive the Expiration Date until final resolution thereof. For purposes of this Article VIII, "Indemnified Party"
                                               -------------
shall mean the Buyer Indemnified Parties (or one or more of them) or the Seller Indemnified Parties (or one or more of them), as applicable, each as defined below and "Indemnitor" shall mean Buyer or Seller, as applicable.

    8.3   Agreements to Indemnify.
          -----------------------

                 (a)  Subject to the terms and conditions of this Article VIII,
                                                                  ------------
Seller covenants and agrees to indemnify, defend and hold harmless Buyer and its Affiliates (including any officer, director, stockholder, partner, principal, member, attorney, employee, agent or Representative of any thereof) (collectively, the "Buyer Indemnified Parties") from and against all costs,
                    -------------------------
losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third party Claims), including without limitation interest, penalties, costs of mitigation, reasonable attorneys' fees, all reasonable amounts paid in investigation of any of the foregoing, and all amounts paid in defense or settlement of any of the foregoing (collectively, "Damages"), incurred by any Buyer Indemnified Parties
                          -------
arising out of or in connection with or resulting from or incident to (i) any breach of any representation or warranty made by Seller in this Agreement; (ii) any breach of any covenant or agreement made by Seller in this Agreement; (iii) any Excluded Liabilities or Encumbrances (including Permitted Encumbrances) relating thereto; and (iv) the Equipment Lease, including any Claims resulting from the lessor under the Equipment Lease resulting from the transfer to or use by Buyer of any Assets subject to the Equipment Lease. The term "Damages" as
                                                                 -------
used in this Section 8.3 is not limited to matters asserted by third parties
             -----------
against any Indemnified Party, but includes Damages incurred or sustained by any Indemnified Party in the absence of third party Claims. Payments by any Indemnified Party of amounts for which such Indemnified Party is indemnified hereunder shall not be a condition precedent to recovery.

                 (b)  Subject to the terms and conditions of this Article VIII,
                                                                  -------------
Buyer covenants and agrees to indemnify, defend and hold harmless Seller and its Affiliates (including any successor or assign, officer, director, stockholder, partner, principal, member, attorney, employee, agent or Representative thereof) (collectively, the "Seller Indemnified Parties") from and against all Damages
                    --------------------------
imposed upon or incurred by such Indemnified Party arising out of or in connection with or resulting from or incident to (i) any breach of any representation or warranty made by Buyer in this Agreement; (ii) any breach of any covenant or agreement made by Buyer in this Agreement; and (iii) any Assumed Liabilities.

    8.4   Conditions of Indemnification of Third Party Claims. The obligations
          ----------------------------------------------------
and Liabilities of an Indemnitor under Section 8.3 hereof with respect to
                                       -----------
Damages resulting from Claims by Persons not party to this Agreement shall be subject to the following terms and conditions:

                 (a) Promptly after delivery of an Indemnification Notice in respect of a Claim and subject to subsection (c) of this Section 8.4, if the
                                                         ------------
Indemnitor shall acknowledge in writing to the Indemnified Party that the Indemnitor shall be obligated for Damages under the terms of its indemnity hereunder in connection with such lawsuit or action, the Indemnitor may elect, by written notice to the Indemnified Party, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of Indemnitor; provided that Indemnitor shall not enter into a settlement agreement of such Claim without the Indemnified Party's consent, which shall not be unreasonably withheld. If the Indemnitor chooses to defend any Claim, the Indemnified Party shall cooperate with all reasonable requests of the Indemnitor and shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense.

                 (b) In the event that the Indemnitor, within a reasonable time after receipt of an Indemnification Notice, does not so elect to defend such Claim or, after undertaking the defense of such Claim, fails to continue the defense of such Claim, the Indemnified Party will have the right (upon further notice to the Indemnitor) to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor, provided that, the Indemnified Party shall not enter into a settlement or compromise of such claim without consent of the Indemnitor, which will not be unreasonably withheld.

                 (c)  Anything in this Section 8.4 to the contrary
                                       -----------
notwithstanding, (i) (i) if the `Indemnified Party believes there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party, the Indemnified Party shall have the right to participate in the defense, compromise or settlement of such Claim, provided that the Indemnitor shall not be liable for expenses of separate counsel of the Indemnified Party engaged for such purpose, unless the named parties to the action or proceeding regarding such Claim (including any impleaded parties) include both the Indemnitor and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that (a) there is a conflict of interest between the Indemnitor and the Indemnified Party or (b) there are one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnitor and have not been asserted by counsel selected by the Indemnified Party, in which event the Indemnified Party shall be entitled, at the Indemnitor's cost, risk and expense, to separate counsel of its own choosing reasonably satisfactory to the Indemnitor, and (ii) no Person who has undertaken to defend a Claim under Section 8.4(a) hereof
                                                     --------------
shall, without written consent of all Indemnified Parties, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of all Indemnified Parties from all Liability arising from events which allegedly give rise to such Claim.

    8.5   Contents of Indemnification Notice.  Each Indemnification Notice given
          ----------------------------------
pursuant to Section 8.5 will contain the following information:
            -----------

                 (a) that the Indemnified Party has incurred, paid or properly accrued (in accordance with generally accepted accounting principles) or, in good faith, believes it will have to incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Party based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Party under Article VIII); provided that such amount
                                        -------------
may subsequently be increased in one or more subsequent Indemnification Notices with respect to such Claims if the Indemnified Party has a good faith basis for believing such increase is appropriate (or if the Damages actually incurred exceed the amount set forth in the prior Indemnification Notice(s)); and

                 (b) a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on such Indemnified Party's good faith belief thereof.

    8.6   Resolution of Indemnification Notice.  Any Indemnification Notice
          ------------------------------------
given to the Indemnitor will be resolved as follows:

                 (a)  Uncontested Claims. In the event that, within thirty (30)
                      -------------------
calendar days after an Indemnification Notice is received by the Indemnitor, the Indemnitor does not contest such Indemnification in writing to the Indemnified Party as provided in Section 8.6(b) (an "Uncontested Claim"), the Indemnitor,
                     -------------       -----------------
subject to the limitations set forth in Section 8.6(b), will be conclusively
                                        --------------
deemed to have consented, to the recovery by the Indemnified Party the full amount of Damages specified in the Indemnification Notice in accordance with this Article VIII, and, without further notice, to have stipulated to the entry
     -------------
of a final judgment for damages against the Indemnitor for such amount in any court having jurisdiction over the matter where venue is proper.

                 (b)  Contested Claims.  In the event that the Indemnitor gives
                      ----------------
the Indemnified Party written notice contesting all or any portion of an Indemnification Notice (a "Contested Claim") within the thirty (30)-day period
                           ---------------
specified in Section 8.6(a), then: (i) such Contested Claim will be resolved by
             --------------
either (A) a written settlement agreement executed by the Indemnified Party and the Indemnitor after settlement discussions to take place over a maximum of twenty (20) days or (B) in the absence of such a written settlement agreement executed by the Indemnified Party and the Indemnitor within the twenty (20)-day period, by binding arbitration between the Indemnified Party and the Indemnitor in accordance with the terms and provisions of Section 8.6(c); provided that if
                                               --------------
such notice denies the validity of only part of such Claim, the Indemnitor will be conclusively deemed to have consented, to the recovery by the Indemnified Party the portion of Damages that is uncontested, and, without further notice, to have stipulated to the entry of a final judgment for such damages against the Indemnitor for such amount in any court having jurisdiction over the matter where venue is proper.

                 (c)  Arbitration of Contested Claims. Each of Buyer and Seller
                      -------------------------------
agrees that any Contested Claim will be submitted to mandatory, final and binding arbitration in the County of San Francisco, California, in accordance with the with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Either the Indemnified Party or the Indemnitor may commence the arbitration process called for by this Agreement by filing a written demand for arbitration and giving a copy of such demand to each of the other parties to this Agreement. The Parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subsection (i) below. The provisions of this Section 8.6(c) may
                                                             --------------
be enforced by any Federal or State Court in San Francisco, California having competent jurisdiction over the subject matter of the controversy, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including reasonable attorneys' fees, to be paid by the party against whom enforcement is ordered.

                      (i)  Payment of Costs. The costs of arbitration (including
                           -----------------
the arbitrators' fees) initially will be borne equally (50/50) between the petitioner(s) and respondent(s), and each Party will bear its own attorneys' fees. The arbitrator may, at his or her discretion, reallocate some or all of costs of arbitration (including the arbitrator's fees, but not including attorneys' fees) of the prevailing party based upon the arbitrator's determination, and only to the extent that the arbitrator finds, that the arbitration was commenced in bad faith by the initiating party.

                      (ii) Burden of Proof. Except as may be otherwise
                           ---------------
expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the Claim were litigated in a judicial proceeding governed by California law exclusively.

                      (iii) Award. Upon the conclusion of any arbitration
                            -----
proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver the Findings to the ----------- Indemnified Party and Indemnitor, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon Buyer and Seller, and will include an affirmative statement to such effect. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

                      (iv)  Timing. Buyer, Seller and the arbitrator will
                            ------
conclude each arbitration pursuant to this Section 8.6 as promptly as possible
                                           -----------
for the Contested Claim being arbitrated.

                      (v)   Terms of Arbitration. The arbitrator chosen in
                            --------------------
accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                      (vi)  Exclusive Remedy. Following the Closing Date, except
                            ----------------
as specifically otherwise provided in this Agreement (including, without limitation, as provided in Section 6.1(f)), arbitration conducted in accordance
                           ---------------
with this Agreement will be the sole and exclusive means of resolution of any Contested Claim made pursuant to Article VIII.
                                 ------------

    8.7  Limitations.
         -----------

                 (a) With respect to any breaches of Seller's representation and warranty in Section 4.4(b), Seller shall not be liable to Buyer unless (i)
                --------------
the Damages relating to any individual claim are greater than Five Thousand Dollars ($5,000.00) or (ii) the aggregate amount of Damages exceeds an accumulated total of Twenty-Five Thousand Dollars ($25,000.00) (it being understood that all individual claims in clause (i) shall be aggregated for purposes of determining the threshold in this clause (ii)). In addition, Seller's total liability under Section 8.3(a)(i) shall not exceed Five Hundred
                               -----------------
Thousand Dollars ($500,000.00); provided, however, that this limitation shall not apply to any breaches of Seller's representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4(a) and Section 4.7, in which case such
   ------------ ------------ --------------     ------------
liability shall not exceed One Million Dollars ($1,000,000.00). The limitations set forth in the preceding sentence shall also apply to breaches by either Seller Party of Section 6.6 if and to the extent such breaches are primarily
                -----------
attributable to a breach of one or more representations or warranties.

                 (b) Notwithstanding anything in this Agreement to the contrary, Buyer's total liability under Section 8.3(b)(i) shall not exceed Five
                                        -----------------
Hundred Thousand Dollars ($500,000.00); provided, however, that this limitation shall not apply to any breaches of Buyer's representations and warranties set forth in Section 5.1 and Section 5.2, in which case such liability shall not
         -----------     ------------
exceed One Million Dollars ($1,000,000.00). The limitations set forth in the preceding sentence shall also apply to breaches by Buyer of Section 6.6 if and
                                                            -----------
to the extent such breaches are primarily attributable to a breach of one or more representations or warranties.

     8.8  Remedies Generally. Except with respect to Claims for fraudulent
          ------------------
misrepresentation or fraudulent conduct, the terms and conditions contained in this Article VIII shall apply to and be the sole remedy for any claim for money
     ------------
Damages available to the Buyer Indemnified Parties, on the one hand, or the Seller Indemnified Parties, on the other hand, for breach of any of the representations, warranties, covenants and agreements contained herein; provided, however, that nothing herein shall preclude a Party from exercising equitable remedies (including in accordance with Section 6.1(f)) (including
                                                 --------------
without limitation specific performance and injunctions). Except as specifically limited in accordance with the immediately preceding sentence, the remedies provided to any Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnitor or his, her or its respective heirs, successors and assigns, including, without limitation, the right to seek equitable relief in accordance with Section 6.1(f) above.
                                    --------------

     8.9  Taxes.
          -----

                    (a) Buyer and the Seller Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and the Seller Parties shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each Party shall provide the other Party with at least ten (10) days' prior written notice before destroying any such books and records, during which period the Party receiving such notice can elect to take possession, at its own expense, of such books and records. Buyer and the Seller Parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Assets.

                    (b) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "Transfer
                                                                  --------
Taxes") incurred in connection with the transactions contemplated by this
-----
Agreement shall be borne by Seller. Buyer and the Seller Parties shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The Party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other Parties shall cooperate with respect thereto as necessary.

                                   ARTICLE IX.

                                  MISCELLANEOUS
                                  -------------

     9.1  Assignment. Neither this Agreement nor any of the rights or
          ----------
obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except in the event of a reorganization, merger, consolidation, assignment all of a Party's rights to any

Affiliate of such Party, or sale of all or substantially all of its assets related to this Agreement, in which event no consent will be required so long as the assignee or surviving entity agrees to be bound by the terms of. this agreement; provided, however, that no such assignment shall relieve the assigning Party of its obligations hereunder. Any permitted assignee of a Party shall be subject to the assignment restrictions of this Section 9.1. Subject to
                                                        -----------
the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. Any consent required under this Section
                                                                        -------
9.1 will not be unreasonably withheld. Any assignment in violation of this
---
Section 9.1 will be null and void.
-----------

     9.2  Notices. All notices, requests, demands and other communications which
          -------
are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); upon receipt, if sent by certified or registered mail, return receipt requested; and upon confirmed transmission if sent by telecopier. In each case notice shall be sent to:

          If to the Seller Parties, addressed to:

          Snowball.com, Inc.
          3240 Bayshore Boulevard
          Brisbane, California 94005
          Attention: Mark Jung
          Fax: (415) 508-2777

          with an additional copy to:

          Fenwick & West LLP
          Embarcadero Center West
          275 Battery Street
          San Francisco, California 94111
          Attention: Robert B. Dellenbach, Esq.
          Fax: (415) 281-1350

          If to Buyer, addressed to:

          Reunion.com, LLC
          15260 Ventura Boulevard, Suite 1090
          Sherman Oaks, California 91423
          Attention: Jeffrey Tinsley
          Fax: (310) 388-5932
          with an additional copy to:

          Latham & Watkins
          633 West Fifth Street, Suite 4000
          Los Angeles, California 90071
          Attention: W. Alex Voxman
          Fax: (213) 891-8763

or to such other place and with such other copies as any Party may designate as to itself by written notice to the others.

     9.3  Choice of Law. This Agreement shall be construed, interpreted and the
          -------------
rights of the Parties determined in accordance with the laws of the State of California (without giving effect to its conflicts of law principles).

     9.4  Arbitration; Process. In the event any controversy or claim arising
          -------------------
out of or relating to this Agreement or the making, performance or interpretation thereof shall be settled by arbitration in the County of San Francisco, California, in accordance with the with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment on the arbitration award may be entered in any Federal or State Court in San Francisco, California having competent jurisdiction over the subject matter of the controversy. Notwithstanding anything in this Section to the contrary, any of the Parties hereto may apply to a court of competent jurisdiction for interim relief or a provisional remedy pending the decision of the arbitrator. The costs of arbitration (including the arbitrators' fees) initially will be borne equally (50/50) between the petitioner(s) and respondent(s), and all Parties will bear their own attorneys fees. The arbitrator may, at his or her discretion, reallocate some or all of costs of arbitration (including the arbitrator's fees, but not including attorneys' fees) of the prevailing party based upon the arbitrator's determination, and only to the extent that the arbitrator finds, that the arbitration was commenced in bad faith by the initiating party. Process in any arbitration or proceeding referred to in this Section 9.4 may be served
                                                     -----------
on any Party anywhere in the world.

     9.5  Entire Agreement, Amendments and Waivers. This Agreement and the
          ----------------------------------------
Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Letter), constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.6  Multiple Counterparts. This Agreement may be executed in one or more
          ---------------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.7  Invalidity. In the event that any one or more of the provisions
          ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     9.8  Titles; Gender. The titles, captions or headings of the Articles and
          --------------
Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

     9.9  Cumulative Remedies. All rights and remedies of any Party hereto are
          -------------------
cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     9.10 Representation by Counsel; Equal Construction. Each Party hereto
          ---------------------------------------------
represents and agrees with each other Party that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understood this Agreement in its entirety and have had it fully explained to them by such Party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Parties agree that each Party and such Party's counsel have reviewed and revised this Agreement and the other Ancillary Agreements and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement or any Ancillary Agreement or any amendment hereto or thereto or exhibits herein or therein.

                            (Signature page follows)

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed or duly executed on their respective behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.



BUYER:                                     SELLER:

REUNION.COM, LLC,                          SNOWBALL.COM, INC.,
a Delaware limited liability company       a Delaware corporation

By: /s/ Jeffrey Tinsley                    By: /s/ Mark Jung
   -------------------------------            --------------------------------
   Name:  Jeffrey Tinsley                     Name:  MARK JUNG
   Title: Manager                             Title: CEO

                                           SUB:

                                           HIGH SCHOOL ALUMNI, INC.,
                                           a Delaware corporation

                                           By: /s/ James R. Tolonen
                                              --------------------------------
                                              Name:  JAMES R. TOLONEN
                                              Title: CFO

                                      S-1